Supplement Dated January 2, 2024
To The Prospectus Dated May 15, 2023 For

JACKSON MARKET LINK PRO®, JACKSON MARKET LINK PRO® ADVISORY,
JACKSON MARKET LINK PRO® II and JACKSON MARKET LINK PRO® ADVISORY II
SINGLE PREMIUM DEFERRED INDEX-LINED ANNUITIES

Issued by
Jackson National Life Insurance Company®

This supplement updates the above-referenced prospectuses. Please read and keep it together with your prospectus for future reference. To obtain an additional copy of a prospectus, please contact us at our Customer Care Center, P.O. Box 24068, Lansing, Michigan, 48909-4068; 1-800-644-4565; www.jackson.com.

➢    Effective January 1, 2024, the current Fixed Account Minimum Interest Rate is now equal to 3.00%.

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(To be used with JMR24800 05/23, JMR24801 05/23, RPR00001 05/23 and RPR00002 05/23)

RPS00053 01/24